EXHIBIT 10.3

*(NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED, CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION)

Execution Version

MANUFACTURING SERVICES AGREEMENT

This MANUFACTURING SERVICES AGREEMENT (“Agreement”) is made this 11th day of September, 2007, by and between Catalent Pharma Solutions, LLC, having a place of business at 2200 Lake Shore Drive, Woodstock, Illinois 60098, USA (“Catalent”) and Inspire Pharmaceuticals, Inc. (“Inspire”), having its principal place of business at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703, USA.

A.	Catalent provides contract pharmaceutical development, manufacturing, packaging, analytical, and sales and marketing services to the pharmaceutical industry.

B.	Inspire has certain technology relating to the certain pharmaceutical product and wants Catalent to assist in the manufacture, filling, packaging and testing of such products as provided in this Agreement and the attachments hereto.

C.	Inspire desires to engage Catalent to provide certain services to Inspire in connection with the processing of Inspire’s Product (defined below); and Catalent desires to provide such services pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1	“Affiliate(s)” means any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest; provided, that Affiliates of Catalent shall not include any entity that controls PTS Holdings Corp. or any entity controlled by or under common control with any such controlling entity (other than PTS Holdings Corp. and entities controlled by it).

1.2	“API” means the active pharmaceutical ingredient for the Product, which has been released by Inspire and provided to Catalent, along with a certificate of analysis, as provided in this Agreement.

1.3

“Applicable Laws” means all laws, ordinances, rules and regulations within the Territory applicable to the Processing of the Product or any aspect thereof and the obligations of Catalent or Inspire, as the context requires under this Agreement, including, without limitation, (i) all applicable federal, state and local laws and regulations of each Territory;

(ii) the U.S. Federal Food, Drug and Cosmetic Act, and (iii) the Good Manufacturing Practices promulgated by the Regulatory Authorities, as amended from time to time (“GMPs”).

1.4	“Batch” means a specific quantity of a Product comprising a number of units of Product mutually agreed upon between the parties, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Processed according to a single manufacturing order during the same cycle of Processing.

1.5	“Calendar Quarter” means a period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1 of any calendar year.

1.6	“Confidential Information” shall have the meaning set forth in Section 11.2.

1.7	“Contract Year” means each consecutive twelve (12) month period beginning on the Effective Date and each anniversary thereof.

1.8	“Defective Product” shall have the meaning set forth in Section 5.2.

1.9	“Dispute” shall have the meaning set forth in Section 18.9.

1.10	“Dosage Container” means any final dosage form container(s) the parties may agree upon in writing from time to time.

1.11	“Effective Date” means the date this Agreement was fully executed.

1.12	“Facilities” means Catalent’s facilities located in Woodstock, Illinois or such other facility as agreed in writing by the parties.

1.13	“FDA” means the United States Food and Drug Administration.

1.14	“Firm Commitment” shall have the meaning set forth in Section 4.2.

1.15	“Inspire Materials” shall have the meaning set forth in Section 3.1.

1.16	“Intellectual Property” means all intellectual property (whether or not patented), including without limitation, patents, patent applications, know-how, trade secrets, copyrights, trademarks, designs, concepts, technical information, manuals, standard operating procedures, instructions or specifications.

1.17	“Minimum Requirement” shall have the meaning set forth in Section 4.1.

1.18

“Process”, “Processed”, or “Processing” means the sterile compounding, filling, producing and/or packaging of the API, other Inspire Materials and Raw Materials into Product, and any testing, labeling, storage, release, shipment and/or disposal of any of the foregoing, in each case in accordance with the Specifications and the terms and conditions set forth in this Agreement.

1.19	“Processing Date” means the day on which the Product is to be first Processed by Catalent.

1.20	“Producer Price Index” means the index known as the United States Bureau of Labor Statistics, Producer Price Index, Pharmaceutical Preparation Manufacturing (Series ID: PCU325412325412), not seasonally adjusted, as it appears in the periodical PPI Detailed Report as published for the region in which the Facility is located, or a comparable successor index.

1.21	“Product” means the fully compounded bulk drug solution Processed into Dosage Containers and packaged in accordance with the Specifications.

1.22	“Purchase Order” shall have the meaning set forth in Section 4.3.

1.23	“Raw Materials” means all raw materials, supplies, components and packaging necessary to manufacture and ship the Product in accordance with the Specifications, as provided in Exhibit A, but not including the API or other Inspire Materials.

1.24	“Regulatory Authority” means any governmental regulatory authority within a Territory involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

1.25	“Rolling Forecast” shall have the meaning set forth in Section 4.2.

1.26	“Specifications” means the procedures, requirements, standards, quality control testing and other data and the scope of services set forth in (i) the master batch record and/or master packaging batch record applicable to the Product, as amended in accordance with the terms of Article 8 of this Agreement, (ii) Exhibit A and (iii) any additional specifications.

1.27	“Term” shall have the meaning set forth in Section 15.1.

1.28	“Territory” means the United States of America and Canada (upon approval by the Canadian Regulatory Authority).

1.29	“Unit Pricing” shall have the meaning set forth in Section 7.1.

ARTICLE 2

VALIDATION, PROCESSING & RELATED SERVICES

2.1 Supply and Purchase of Product. During the Term, Catalent shall Process the Inspire Materials and the Products at the Facility in accordance with the Specifications, the Applicable Laws and the terms and conditions of this Agreement and the Quality Agreement. Inspire shall purchase the Product from Catalent in accordance with the terms and conditions of this

Agreement.

2.2 Other Related Services. Catalent shall provide other services upon terms and conditions agreed to by the parties in writing from time to time.

ARTICLE 3

MATERIALS

3.1 API. Inspire shall supply or cause to be supplied to Catalent for Processing, at Inspire’s sole cost, the API and applicable reference standards in quantities sufficient to meet Inspire’s requirements for the Product as further set forth in Article 4. Prior to delivery of any of the API or reference standard to Catalent for Processing, Inspire shall provide to Catalent a copy of the API Material Safety Data Sheet (“MSDS”), if any, as amended, and any subsequent revisions thereto. Inspire shall supply the API, reference standards, and certificate of analysis [CONFIDENTIAL] (INCOTERMS 2000) the Facility no later than sixty (60) days before the scheduled Processing Date upon which such API will be used by Catalent. Upon receipt of the API, Catalent shall conduct identification testing of the API. Catalent shall use the API and any other materials (if any) supplied by Inspire to Catalent, including derivatives thereof (such API, other materials and derivatives, collectively “Inspire Materials”), solely and exclusively for Processing under this Agreement. All Inspire Materials are and shall at all times remain the sole property of Inspire, whether such Inspire Materials remain unused or are contained in any work-in-progress or finished product, and may not be provided to any third parties. In the event that Catalent’s negligence, willful misconduct, or breach of any representation, warranty or obligation in this Agreement results in loss, destruction or damage to Inspire Materials such that they cannot be used in connection with Processing under this Agreement, subject to Section 16.1 hereof, Catalent shall reimburse Inspire for Inspire’s cost of replacement Inspire Materials to replace such lost, destroyed or damaged Inspire Materials. Inspire Materials shall be returned to Inspire upon the earlier of (a) Inspire’s request or (b) the termination or expiration of the term of this Agreement. In the alternative, if Inspire requests that Inspire Materials be destroyed, Catalent shall destroy such Inspire Materials at Inspire’s expense and certify in writing that such Inspire Materials have been destroyed in accordance with all Applicable Laws. Catalent shall provide to Inspire monthly reports of all API in its possession.

3.2 Raw Materials. Catalent shall be responsible for procuring, inspecting, testing and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed to by the parties in writing. If Inspire requires a specific supplier for any Raw Material, Inspire shall be responsible for the timeliness, quantity and quality of supply of such Raw Materials. Inspire will be responsible for all costs associated with qualification of a new supplier of a Raw Material not previously qualified by Catalent. Unless a particular Raw Material can be replaced with the same raw material from another supplier, Catalent shall not be liable for any delay in delivery of Product if (i) Catalent is unable to obtain, in a timely manner, a particular Raw Material necessary to Process the Product, and (ii) Catalent placed orders for such Raw Materials promptly following receipt of Inspire’s Firm Commitment.

3.3 Artwork and Packaging. Inspire shall provide or approve, prior to the procurement of applicable components, all artwork, advertising and packaging information necessary to Process the Product. Such artwork, advertising and packaging information is and shall remain the exclusive property of Inspire, and Inspire shall be solely responsible for the content thereof. Such artwork, advertising and packaging information or any reproduction thereof may not be used by Catalent following the termination of this Agreement, or during the Term of this Agreement in any manner other than solely for the purpose of performing its obligations hereunder.

3.4 Reimbursement for Materials. In the event of (i) a Specification change for any reason, (ii) termination by Catalent pursuant to Section 15.2(a) or expiration of this Agreement; or (iii) obsolescence of any Raw Material in Catalent’s inventory, Inspire shall bear the cost of any unused Raw Materials resulting therefrom, provided that Catalent purchased such Raw Materials in quantities consistent with the first three (3) months of Inspire’s Rolling Forecast and any minimum purchase obligations required by the Raw Material supplier, and provided further that Catalent shall use reasonable commercial efforts to mitigate such costs by using any such unused Raw Materials in the manufacture of other products. Upon Inspire’s request, Catalent will provide Inspire with documentary proof of its mitigation efforts under this section.

ARTICLE 4

MINIMUM COMMITMENT, PURCHASE ORDERS & FORECASTS

4.1 Minimum Requirement. During each Contract Year, Inspire shall purchase the minimum number of units of Product (“Minimum Requirement”) set forth on Exhibit B. The Purchase Order (defined below) placed pursuant to Section 4.3 for the last full or partial Calendar Quarter, as may be the case, of each Contract Year shall be in an amount equal to the difference between (i) the Minimum Requirement and (ii) the aggregate volume of all units purchased during such Contract Year. Such Purchase Order may have a delivery date any time prior the end of the first full Calendar Quarter of the subsequent Contract Year; provided, however, that in no event will units of Product ordered pursuant to such Purchase Order and delivered during the subsequent Contract Year be included when determining Inspire’s compliance with such subsequent Contract Year’s Minimum Requirement. Notwithstanding the foregoing, Inspire’s obligation to purchase any Minimum Requirement under this Section 4.1 shall be reduced for any Contract Year by the number of units of Product within the [CONFIDENTIAL] therefor (other than delays due to investigations required under the Quality Agreement for deviations or out of specification determinations or delays caused by Inspire’s failure to comply with its obligations under this Agreement) during the applicable Contract Year.

4.2 Forecast. On or before the first (1st) day of each calendar month, Inspire shall furnish to Catalent a written twelve (12) month rolling forecast of the quantities of Product that Inspire intends to order from Catalent during such period (“Rolling Forecast”). The first three (3) months of such Rolling Forecast shall constitute a binding order for the quantities of Product specified therein (“Firm Commitment”) and the following nine (9) months of the Rolling Forecast shall be non-binding, good faith estimates. Upon receipt of a Rolling Forecast, Catalent shall promptly inform Inspire of potential capacity limitations it anticipates with respect to the non-binding portion of the Rolling Forecast and the parties shall thereafter cooperate to either modify the non-binding portion of such forecast or to otherwise accommodate the potential capacity limitation.

4.3 Purchase Orders. On or before the first (1st) day of each Calendar Quarter, Inspire shall submit a binding, non-cancelable purchase order for the Firm Commitment portion of the Processing (i.e., Processing during the three (3) months immediately following such submission), which specifies the actual number of Batches to be Processed, the approximate number of Dosage Containers in each Batch, and the requested delivery dates for each Batch (“Purchase Order”). Upon Catalent’s receipt of any Purchase Order, the aggregate Product volumes set forth therein that are consistent with the quantities of Product that were forecasted to be ordered in the period covered thereby in the Rolling Forecast furnished in the month immediately preceding submission of such Purchase Order, and any additional amounts as may be required to satisfy Inspire’s Minimum Requirement for a Purchase Order submitted for the last full or partial Calendar Quarter of any Contract Year, shall be binding upon Catalent. Requested delivery dates in Purchase Orders shall be no earlier than [CONFIDENTIAL] following submission of the order. Catalent shall notify Inspire of receipt of the Purchase Order within five (5) business days of receipt, and within five (5) business days thereafter Inspire and Catalent shall meet (via telephone or in person) to discuss the Purchase Order and agree upon the delivery dates and destinations for delivery of the Product by the carrier. Catalent shall not unreasonably withhold agreement to any delivery dates or destinations for delivery of the Product requested by Inspire. In the event of a conflict between the terms of any Purchase Order and this Agreement, this Agreement shall control. Notwithstanding the foregoing, Catalent will accommodate, without cost to Inspire, increases in Purchase Orders of up to [CONFIDENTIAL] over the quantities of Product that were forecasted to be ordered for the period covered thereby in the Rolling Forecast furnished in the month immediately preceding submission of such Purchase Order, and Catalent shall use commercially reasonable efforts to supply Inspire with quantities of Product which are in excess of such forecasted quantities, subject in the case of amounts in excess of such [CONFIDENTIAL] increase to Catalent’s other supply commitments and manufacturing and equipment capacity. During the first Contract Year, Inspire may increase orders [CONFIDENTIAL] above forecast not to exceed [CONFIDENTIAL] units, provided Purchase Orders for all such Product are delivered at least [CONFIDENTIAL] in advance of the earliest requested delivery date as specified in this Section.

4.4 Catalent’s Cancellation of Purchase Orders. In the event Inspire refuses or fails to make scheduled deliveries of the API in accordance with Section 3.1, Catalent reserves the right to cancel all, or any part of, a Purchase Order for which such undelivered API would be required upon written notice to Inspire, and Catalent shall have no further obligations or liability with respect to such Purchase Order to the extent of such cancellation.

4.5 Unplanned Delay or Elimination of Processing. Catalent shall deliver Product as provided in Purchase Orders and on the delivery dates agreed therein, subject to the terms and conditions of this Agreement. Catalent shall provide Inspire with as much advance notice as possible (and will use its best efforts to provide at least thirty (30) days advance notice where possible) if Catalent determines that any Processing will be delayed or eliminated for any reason.

4.6 Pre-Execution Purchase Orders. The parties acknowledge that, as of the Effective Date, [CONFIDENTIAL] has placed one or more purchase orders with Catalent for the manufacture and supply to Inspire of finished product containing the API. All finished product so ordered shall be deemed “Product” for all purposes under this Agreement and such purchase orders shall be treated as having been delivered hereunder. In the event of a conflict between the terms of any such purchase order and this Agreement, this Agreement shall control.

4.7 Meetings. The parties shall meet from time to time as appropriate during the Term in order to discuss the forecasts delivered by Inspire pursuant to this Agreement, as well as other matters relevant to the supply of Products, including any potential strategies for improving the productivity, efficiency, and quality of the process by which the Product is manufactured and supplied hereunder.

ARTICLE 5

TESTING; SAMPLES; RELEASE

5.1 Sample; Testing; Acceptance. Inspire shall notify Catalent within [CONFIDENTIAL] following delivery of Product to Inspire if Inspire has determined that such Product does not meet the warranty set forth in Section 10.1 and shall provide Catalent a sample of such non-conforming Product. Catalent will provide written notice of whether Catalent agrees or disagrees that the Batch is non-conforming within [CONFIDENTIAL] of its receipt of Inspire’s notice. If Catalent agrees that the Batch is non-conforming or if the Batch is determined to be non-conforming by an independent third party laboratory as set forth below in this Section 5.1, Catalent shall, at Inspire’s option, re-perform the services in accordance with this Agreement and provide replacement Product to Inspire within [CONFIDENTIAL] of receipt of Inspire’s notice of non-conformity (or, if applicable, the receipt of the third party laboratory’s determination as anticipated below), or credit any payments made by Inspire for such Product. In addition, Catalent shall reimburse Inspire for Inspire Materials used in such non-conforming Product (subject to the limitation of liability in Section 16.1). If Catalent does not agree with Inspire’s determination that such Product is non-conforming, then after reasonable efforts to resolve the disagreement, either party may submit a sample of such Product to a mutually agreed upon independent third party laboratory to determine whether the Product is non-conforming. The independent party’s results shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by the non-prevailing party.

5.2 Replacement of Defective Product. In accordance with the terms set forth in this Agreement, Catalent shall, at Inspire’s option under Section 5.1, replace, at Catalent’s sole expense, all Product that does not comply with the warranty set forth in Section 10.1 (“Defective Product”). THE OBLIGATION OF CATALENT PURSUANT TO SECTION 5.1 TO (I) REPLACE DEFECTIVE PRODUCT OR CREDIT INSPIRE FOR SUCH DEFECTIVE PRODUCT AND (II) REIMBURSE INSPIRE FOR API AND OTHER INSPIRE MATERIALS USED IN SUCH DEFECTIVE PRODUCT (SUBJECT TO THE LIMITATION OF LIABILITY FOR API AND OTHER INSPIRE MATERIALS IN SECTION 16.1) SHALL, SUBJECT TO INSPIRE’S RIGHTS IN SECTION 15.2(A), BE INSPIRE’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR RECEIPT OF DEFECTIVE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE

FOREGOING LIMITATION WILL NOT APPLY TO ANY LIABILITY OF CATALENT UNDER SECTION 9.7 OR SECTION 13.1 OF THIS AGREEMENT.

5.3 Supply of Material for Replacement Product. In the event Catalent is required to replace Product pursuant to Sections 5.1 or 5.2, above, Inspire shall, subject to Section 5.1, supply Catalent with sufficient quantities of the API in accordance with Section 3.1 as necessary for Catalent to complete such replacement.

ARTICLE 6

DELIVERY

6.1 Delivery. Catalent shall segregate and store all Product until acceptance as set forth in Section 5.1 above. Catalent shall tender the Product for delivery, [CONFIDENTIAL] (INCOTERMS 2000) the Facility, to carriers designated by Inspire pursuant to this Section 6.1. Catalent shall have responsibility for and bear the risk of loss of any Product until delivery to Inspire at the Facility. Inspire shall be responsible for all costs and risk of loss associated with shipment of the Product. Inspire shall designate at least three (3) carriers to ship the Product and then designate the priority of such qualified carriers to Catalent. Catalent shall ensure that the Products are delivered pursuant to this Section 6.1 [CONFIDENTIAL]. Catalent shall retain at Inspire’s cost and expense (including payment of the applicable purchase price for such retained Product) such quantities of Product from each Batch of Product delivered sufficient to conduct two full testings of Product in accordance with the Specifications and the Quality Agreement. Catalent shall include the applicable Purchase Order number and quantity of Product with each shipment of Product, as well as the applicable Batch records required under Section 9.1.

6.2 Failure to Take Delivery. If Inspire fails to take delivery on any scheduled delivery date of an order of Product delivered in accordance with the applicable Purchase Order, Catalent promptly shall notify Inspire in writing of such failure, and Inspire shall be invoiced on the first day of each month for the reasonable and documented storage costs incurred by Catalent in connection with such stored Product after the fourteenth day following such notice from Catalent. For each such Batch of Product not picked up for delivery by Inspire’s appointed carrier on the agreed delivery date, Inspire agrees that: (i) Inspire has made a fixed commitment to purchase such Product; provided, however, that the foregoing shall not affect the other terms and conditions of this Agreement, including without limitation Inspire’s rights pursuant to Section 5.1, (ii) risk of ownership for such Product passes to Inspire, (iii) such Product shall be warehoused by Catalent, (iv) if no delivery date is determined at the time of billing, Catalent shall have the right to ship the Product to Inspire within four (4) months after billing, and (v) Inspire will bear the risk of loss for any decrease in market value of such Product that relates to factors and circumstances outside of Catalent’s control. Within five (5) days following a written request from Catalent, Inspire shall provide Catalent with a letter confirming items (i) through (v) of this Section for each Batch of undelivered Product. [CONFIDENTIAL].

ARTICLE 7

PRICING AND PAYMENT

7.1 Unit Pricing. Inspire shall pay to Catalent the unit pricing set forth on Exhibit B (“Unit Pricing”) for all Product. In the event Inspire requests services other than Processing Product, Catalent shall provide a written quote of the fee for such additional services and Inspire shall advise Catalent whether it wishes to have such additional services performed by Catalent.

7.2 Price Increase. The Unit Pricing may be adjusted on an annual basis, effective on each anniversary date of the Effective Date, upon at least sixty (60) days written notice from Catalent to Inspire, by a percentage equal to the [CONFIDENTIAL] as of the date of such notice. Notwithstanding the foregoing, Unit Pricing may not be increased by more than [CONFIDENTIAL] in any year.

7.3 Taxes; Duty. All taxes, duties and other amounts assessed on the API or the Product prior to or upon sale to Inspire are the responsibility of Inspire, and Inspire shall reimburse Catalent for any such taxes, duties or other expenses paid by Catalent.

7.4 Payment Terms. Catalent shall invoice Inspire for all Product upon shipment of the applicable Product to Inspire or its designee, and payment for such invoices, except for any amounts disputed in good faith by Inspire, shall be due within thirty (30) days after receipt of invoice. Notwithstanding the foregoing, Catalent will invoice immediately upon release of the Product by Inspire if Inspire requests Catalent to store the Product and Catalent agrees to such storage, provided that Inspire shall not be permitted to delay invoicing hereunder by unreasonably failing to release the Product following manufacture by Catalent. In the event payment is not received by Catalent on or before the thirtieth (30th) day after receipt of the invoice, then such unpaid amount shall accrue interest at the rate of [CONFIDENTIAL] until paid in full. If any invoice is rejected or disputed by Inspire, in whole or in part, for any reason, Inspire shall provide Catalent with its reason(s) for such rejection or dispute, in writing, within fifteen (15) days of receipt of the invoice. The parties agree to negotiate in good faith in order to find a mutually acceptable resolution of the rejection or dispute. Upon any termination or expiration of this Agreement, if the amount Inspire has previously paid to Catalent exceeds the amount that is actually owed to Catalent for services rendered to the date of such termination, Catalent shall reimburse the balance of the excess payment(s) to Inspire within thirty (30) days of receipt of a written demand for the same from Inspire.

ARTICLE 8

CHANGES TO SPECIFICATIONS

All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties. No change in the Specifications shall be implemented by Catalent, whether requested by Inspire or Catalent or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change and the implementation date of such change. Catalent shall respond promptly to any request made by

Inspire or any Regulatory Authority for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner. As soon as possible after a request is made for any change in Specifications, Catalent shall notify Inspire of the costs associated with such change and shall provide such supporting documentation as Inspire may reasonably require. Inspire shall be responsible for all costs associated with any such agreed upon changes, excepting only (i) changes that are generally applicable to the manufacture of pharmaceutical products or applicable dosage forms and required by any Regulatory Authority in order to maintain compliance with Applicable Laws, and (ii) corrective actions taken by Catalent in response to a deficiency noted by any Regulatory Authority, the costs of each of which will be borne by Catalent.

ARTICLE 9

RECORDS; REGULATORY MATTERS

9.1 Batch Records and Data. Catalent shall provide Inspire with one properly completed copy of the Batch records prepared for each Batch of Product released by Catalent’s Quality Assurance group. Catalent will provide additional copies at Inspire’s expense.

9.2 Recordkeeping. Catalent shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Processing under this Agreement, including all information required to be maintained by all Applicable Laws. Such information shall be maintained in forms, notebooks and records for a period of at least two (2) years from the relevant finished Product expiration date or longer if required under Applicable Laws.

9.3 Regulatory Compliance. Inspire shall be solely responsible for all permits and licenses required by any regulatory agency with respect to the Product under this Agreement, including any product licenses, applications and amendments in connection therewith. Catalent will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Facility and the Processing. During the Term, Catalent will assist Inspire with all regulatory matters relating to Processing under this Agreement, at Inspire’s request and at Inspire’s expense. Each party intends and commits to cooperate to satisfy all Applicable Laws relating to Processing under this Agreement. Catalent shall provide to each applicable Regulatory Authority all documents and information requested by each such Regulatory Authority in support of Catalent’s and Inspire’s regulatory filings with respect to the Product and the Processing and, from time to time, shall submit to inquiries, audits and inspections by each such Regulatory Authority. Catalent hereby grants Inspire the right to cross-reference all filings held in Catalent’s name with applicable Regulatory Authorities that are reasonably necessary in connection with Inspire’s obtaining and/or maintaining marketing approval for the Product. Copies of all documents to be provided to any Regulatory Authority hereunder shall be provided to Inspire at least five (5) business days in advance of, if practical, or otherwise as soon as practicable after, delivery to such Regulatory Authority.

9.4 Quality Audits. During the term of this Agreement, duly-authorized employees, agents and representatives of Inspire shall be granted access to the Facility as per the Quality Agreement upon at least thirty (30) days prior written notice and at reasonable times during regular business hours for the purpose of inspecting and verifying that Catalent is complying with GMPs, the Specifications and this Agreement. Inspire also shall have the right to perform audits if Inspire reasonably believes in good faith that audits are warranted in any year for cause and additional audits solely to the extent necessary to address specific quality problems with the Product or if there has been an adverse event with the Product or a proposed inspection by any Regulatory Authority. For purposes of this Section 9.4, duly-authorized agents and representatives shall be required to sign Catalent’s standard Confidential Disclosure Agreement prior to being allowed access to Catalent’s Facilities. Catalent agrees to cooperate and assist Inspire as may be necessary or appropriate in order to enable Inspire to carry out the purpose and intent of this Section 9.4, which shall include, without limitation, executing, acknowledging and delivering such documentation as may be required for travel to any and all of Catalent facilities.

9.5 Inspection of Processing. Inspire may [CONFIDENTIAL] to observe the Processing provided that Inspire provide Catalent at least [CONFIDENTIAL] advance written notice of the attendance of such Inspire representatives. Inspire shall indemnify and hold harmless Catalent for any action or activity of such representatives while on Catalent’s premises.

9.6 Governmental Inspections and Requests. Catalent shall immediately advise Inspire if an authorized agent of any Regulatory Authority (i) visits the Facility concerning the Processing of the Product or regarding any matter that is likely to impact Product, or (ii) takes any regulatory action with respect to this Agreement or the Product or Processing. Catalent shall furnish to Inspire a copy of all written information provided by such Regulatory Authority, if any, within five (5) days of Catalent’s receipt of such information. Further, upon receipt of a Regulatory Authority request to inspect the Facilities or audit Catalent’s books and records with respect to Processing under this Agreement, Catalent shall immediately notify Inspire, and shall provide Inspire with a copy of any written document received from such Regulatory Authority. Inspire shall have the right to [CONFIDENTIAL]. Notwithstanding anything contained in this Agreement to the contrary, Catalent shall not initiate or participate in any communications with any Regulatory Authority concerning the Product or the subject matter of this Agreement without prior consultation with Inspire, unless Catalent (i) reasonably believes it is required by law or regulation to make the communication under conditions that make such prior consultation impractical, in which case Catalent shall promptly thereafter notify Inspire in writing of the nature and content of the communication, or (ii) is requested to do so by Inspire.

9.7 Recall. In the event Catalent believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, Catalent shall immediately notify Inspire in writing. Catalent will not act to initiate a recall, field alert, Product withdrawal or field correction without the express prior written approval of Inspire, unless otherwise required by Applicable Laws. In the event Inspire believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, Inspire shall immediately notify Catalent in writing and Catalent shall provide all necessary cooperation and assistance to Inspire. Inspire shall bear the cost of, and shall reimburse Catalent for expenses incurred in connection with, any recall, field alert, Product withdrawal or field correction related to the Product unless such recall, field alert, Product withdrawal or field correction is caused solely by Catalent’s breach of its obligations under this Agreement or Applicable Laws, or its negligence or willful misconduct, in which case, such cost shall be borne by Catalent. For purposes hereof, such cost shall be limited to reasonable, actual and documented administrative costs incurred by Inspire for such recall, withdrawal or correction, and replacement of the Defective Product to be recalled, in accordance with Article 5.

9.8 Quality Agreement. Contemporaneously with this Agreement, the parties shall execute a Quality Agreement in substantially the form attached to this Agreement as Exhibit C and shall thereafter comply therewith. The Quality Agreement shall in no way determine financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall control, except with respect to quality matters.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Catalent. Catalent represents and warrants to Inspire that:

A. At the time of delivery of the Product as provided in Section 6.1, such Product will conform to and will have been Processed in conformance with the Product Specifications, Applicable Laws and the Quality Agreement;

B. Catalent will comply with all Applicable Laws applicable to Catalent’s performance under this Agreement and its use of any materials or API provided by Inspire hereunder;

C. Catalent will not release the Product if the batch record for a particular Batch of Product indicates that the Product does not comply with the Specifications or Applicable Laws;

D. To Catalent’s knowledge, Catalent’s performance of its obligations under this Agreement will not infringe upon any patent or other proprietary rights of any third party, except to the extent that any such infringement results from Catalent’s compliance with the Specifications or other use of Inspire’s Confidential Information or Inspire’s Intellectual Property in accordance with the terms of this Agreement; and

E. The transfer of the Product by Catalent to Inspire is rightful and free and clear of any liens and/or encumbrances.

10.2 Inspire. Inspire represents and warrants to Catalent that:

A. The API and other Inspire Materials delivered to Catalent under this Agreement will comply with all applicable specifications, will have been produced in compliance with the Applicable Laws;

B. To Inspire’s knowledge, Inspire has all necessary authority (including rights under any applicable Intellectual Property related to the Product (but excluding the blow-fill-seal Process, Raw Materials and Dosage Container)) to provide the Inspire Materials to Catalent under this Agreement and to authorize Catalent to Process the Inspire Materials in accordance with this Agreement;

C. All artwork and the content thereof provided to Catalent shall comply with all Applicable Laws;

D. It has provided all safe handling instructions, health and environmental information and material safety data sheets applicable to the Product or to any API, if any, except as disclosed to Catalent in writing by Inspire in sufficient time for review and training by Catalent prior to delivery;

E. All Product delivered to Inspire by Catalent will be held, used and/or disposed of by Inspire in accordance with all Applicable Laws; and

F. Inspire will comply with all Applicable Laws applicable to Inspire’s performance under this Agreement and its use of any materials or Products provided by Catalent under this Agreement.

G. Inspire will not release the Product if Catalent has indicated to Inspire in writing that the Product does not comply with the Specifications or Applicable Laws.

10.3 Mutual. Each party hereby represents and warrants to the other party that:

A. Existence and Power. Such party (1) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (2) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (3) is in compliance with all requirements of Applicable Laws, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement;

B. Authorization and Enforcement of Obligations. Such party (1) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (2) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

C. Execution and Delivery. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms;

D. No Consents. All necessary consents, approvals and authorizations of all Regulatory Authorities and other persons required to be obtained by such party in connection with the Agreement have been obtained; and

E. No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (1) do not conflict with or violate any requirement of Applicable Laws; and (2) do not materially conflict with, or constitute a material default or require any consent under, any contractual obligation of such party.

F. No Debarment. Neither such party nor any of its officers, directors, agents, Affiliates or employees (i) was or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992 (“GDEA”), (ii) has been debarred or excluded from participation in the Medicare Program, any state Medicaid program or any other Federal Health Care Program, (iii) has been charged with, indicted for, or convicted of a criminal offense that would lead to debarment or exclusion under the GDEA, or from participation in the Medicare Program, any state Medicaid program or any other Federal Health Care Program, or (iv) has been or is under investigation by any government authority for debarment or exclusion action. Each party shall notify the other party immediately upon any inquiry or the commencement of any such investigation or proceeding or of any circumstance that would cause this certification under this Section 10.3(F) to become false or inaccurate. The obligation to notify the other party in accordance with the preceding sentence shall survive termination or expiration of this Agreement solely with respect to (i) persons rendering services under this Agreement in the case of Catalent, or (ii) persons interacting with Catalent or reviewing and approving documentation from Catalent in the case of Inspire.

10.4 Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 10 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11

CONFIDENTIAL INFORMATION

11.1 Mutual Obligation. Catalent and Inspire agree that they will not disclose the other party’s Confidential Information (defined below) to any third party without the prior written consent of the other party except as required by law, regulation or court or administrative order; provided, however, that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances and, to the extent reasonably practicable, shall allow the other party to review and comment on any such disclosure, and the parties shall use commercially reasonable efforts to maintain the confidentiality of the information required to be disclosed by, for example, obtaining a protective order, filing information under seal, requesting confidential treatment or producing such information in a redacted form, as the case may be. Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to any of its employees or Affiliates that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article, and (C) agree to be bound by the terms of this Article. Catalent and Inspire further agree that they will not use or permit the use of the other party’s Confidential Information for any purpose except solely to perform their obligations under this Agreement.

11.2 Definition. As used in this Agreement, the term “Confidential Information” includes all such information furnished by Catalent or Inspire, or any of their respective representatives or Affiliates, to the other or its representatives or Affiliates, whether furnished before, on or after the date of this Agreement and furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner, as well as any information obtained or generated by either party as a result of performance hereunder. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives, containing or based in whole or in part on any such information furnished by the other party or its representatives. Confidential Information also includes the existence of this Agreement and its terms. The API, other Inspire Materials and all information relating to the Product shall be the Confidential Information of Inspire.

11.3 Exclusions. Notwithstanding Section 11.2, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, or (B) is already known by the receiving party at the time of disclosure as evidenced by the receiving party’s written records, or (C) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (D) was or is independently developed by or for the receiving party without reference to the Confidential Information, as evidenced by the receiving party’s written records; or (E) is required to be disclosed pursuant to law, regulation or court order, solely to the extent of such requirement; provided that the party required to make the disclosure complies with the obligations regarding disclosures under such circumstances that are set forth in Section 11.1.

11.4 No Implied License. The receiving party will obtain no right of any kind or license under any patent application or patent by reason of this Agreement. All Confidential Information will remain the sole property of the party disclosing such information or data.

11.5 Return of Confidential Information. Upon termination of this Agreement, the receiving party shall, upon request, promptly return within thirty (30) days all Confidential Information of the disclosing party, including any copies thereof, and cease its use or, at the request of the disclosing party, shall promptly destroy the same and certify such destruction to the disclosing party; except for a single copy thereof, which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

11.6 Survival. The obligations of this Article 11 will terminate ten (10) years from the expiration of this Agreement.

ARTICLE 12

INTELLECTUAL PROPERTY

12.1 Ownership of Existing Technologies. All rights to and interests in Inspire’s Intellectual Property and Confidential Information shall remain vested solely in Inspire and no right or interest therein is transferred or granted to Catalent under this Agreement except for use in performance hereunder or as expressly set forth herein. All rights to and interests in Catalent’s Intellectual Property and Catalent’s Confidential Information shall remain vested solely in Catalent and no right or interest therein is transferred or granted to Inspire under this Agreement except for use in performance hereunder or as expressly set forth herein.

12.2 Inspire Inventions.

A. Inspire shall own all data, work product, results, reports, inventions, developments, discoveries, technologies and information, whether or not patentable, that are generated by Catalent or its employees or agents, by Inspire or its employees or agents, or jointly by Catalent and Inspire or their employees or agents, in connection with the performance of this Agreement to the extent they relate specifically to Inspire’s Confidential Information, Inspire’s Intellectual Property, the Inspire Materials or the Product (including without limitation any manufacturing process or know-how applicable specifically to the Inspire Materials or the Product) (“Inspire Inventions”), as well as all Intellectual Property rights therein. Inspire will be responsible for obtaining patent protection on Inspire Inventions at its own cost. Catalent promptly shall notify Inspire in writing of all Inspire Inventions generated by Catalent under this Agreement and agrees to execute all documents necessary to perfect all rights to and title in any Inspire Inventions in Inspire. Inspire hereby grants to Catalent a non-exclusive, royalty free license to use the Inspire Inventions solely in connection with the Product during the Term.

B. The parties acknowledge that [CONFIDENTIAL] and Catalent (as successor in interest to Cardinal Health PTS, LLC) are parties to a Manufacturing Services Agreement, dated [CONFIDENTIAL] (the “[CONFIDENTIAL] Agreement”), under which Catalent supplies to [CONFIDENTIAL] certain finished pharmaceutical products containing the same active pharmaceutical ingredient as the API. Notwithstanding Section 12.2(A), Inspire agrees that Inspire’s ownership rights in any data, work product, results, reports, inventions, developments, discoveries, technologies or information generated by Catalent or its employees or agents in connection with the performance of this Agreement during the period in which the [CONFIDENTIAL] Agreement is in effect will be subject to the rights, if any, that Catalent is required to grant to [CONFIDENTIAL] in such data, work product, results, reports, inventions, developments, discoveries, technologies or information under the provisions of Article 12 of the [CONFIDENTIAL] Agreement as in effect on the Effective Date (such rights of [CONFIDENTIAL] being the “[CONFIDENTIAL] Rights”). Without limiting the foregoing, Catalent agrees to notify Inspire in writing prior to the incorporation of any data, work product, results, reports, inventions, developments, discoveries, technologies or information generated by Catalent or its employees or agents, which may be subject to the [CONFIDENTIAL] Rights, into the Product or the Processing, and the Parties agree that Inspire may elect to proceed or not to proceed with such incorporation in its discretion.

12.3 Catalent Inventions. Subject to the limitations of Section 12.2, Catalent shall own all inventions, developments, discoveries, technologies and information, including, without limitation, any manufacturing, packaging or analytical processes or methodologies, whether or not patentable, that are generated by Catalent or its employees or agents, or jointly by Catalent and Inspire or their employees or agents, in connection with the performance of this Agreement to the extent they relate specifically to Catalent’s Confidential Information or Catalent’s Intellectual Property (“Catalent Inventions”), as well as all Intellectual Property rights therein.

Catalent will be responsible for obtaining patent protection on Catalent Inventions at its own cost. Inspire agrees to execute all documents necessary to perfect all rights to and title in any Catalent Inventions in Catalent. [CONFIDENTIAL].

ARTICLE 13

INDEMNIFICATION

13.1 Indemnification by Catalent. Catalent shall indemnify, defend and hold harmless Inspire, its Affiliates, and their respective directors, officers, employees and agents (“Inspire Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, (B) any negligence or willful misconduct by Catalent, or (C) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights of a third party arising out of or related to Catalent’s Confidential Information or Catalent’s Intellectual Property, except to the extent that any of the foregoing arises out of or results from any Inspire Indemnitee’s negligence, willful misconduct or breach of this Agreement.

13.2 Indemnification by Inspire. Inspire shall indemnify and hold harmless Catalent, its Affiliates, and their respective directors, officers, employees and agents (“Catalent Indemnitees”) from and against all Losses arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement; (B) any sale, promotion, distribution, use of or exposure to the Product or any API, including, without limitation, product liability or strict liability; (C) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights of a third party arising directly out of Inspire’s Confidential Information and/or the Inspire Materials; or (D) any negligence or willful misconduct by Inspire, except to the extent that any of the foregoing arises out of or results from any Catalent Indemnitee’s negligence, willful misconduct or breach of this Agreement.

13.3 Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification: (A) promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure; (B) cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party’s expense); and (C) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

ARTICLE 14

INSURANCE

14.1 Catalent. Catalent shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement: (i) Commercial General

Liability insurance with per-occurrence and general aggregate limits of not less than $1,000,000; (ii) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than $10,000,000; (iii) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than $1,000,000; and (iv) Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than $1,000,000 covering sums that Catalent becomes legally obligated to pay as damages resulting from claims made by Inspire for errors or omissions committed in the conduct of the services outlined in the Agreement. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. Catalent shall obtain a waiver from any insurance carrier with whom Catalent carries Workers’ Compensation insurance releasing its subrogation rights against Inspire. Catalent shall obtain a waiver from any insurance carrier with whom Catalent carries Property Insurance releasing its subrogation rights against Inspire. Inspire shall be named as an additional insured under the Commercial General Liability, Products and Completed Operations Liability insurance policies as respects the manufacturing services outlined in this Agreement. Catalent shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Inspire as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

14.2 Inspire Insurance. Inspire shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement: (i) Products and Completed Operations Liability Insurance (including clinical trial coverage) with per-occurrence and general aggregate limits of not less than $10,000,000; (ii) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than $1,000,000; (iii) All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Inspire’s property while it is in transit to Catalent’s facility. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. Inspire shall obtain a waiver from any insurance carrier with whom Inspire carries Workers’ Compensation insurance releasing its subrogation rights against Catalent. Inspire shall obtain a waiver from any insurance carrier with whom Inspire carries Property Insurance releasing its subrogation rights against Catalent. Catalent and its subsidiaries and parent corporation shall be named as additional insureds under the Products and Completed Operations Liability insurance policies as respects the products and completed operations outlined in this Agreement. Inspire shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Catalent as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

ARTICLE 15

TERM AND TERMINATION

15.1 Term. This Agreement shall commence on the Effective Date and shall continue for a period of six (6) Contract Years, unless earlier terminated under Section 15.2 or Section 18.15 below (the “Term”). The Agreement may be extended by mutual written agreement of both parties.

15.2 Termination by Either Party.

(a) Material Breach. Either party may terminate this Agreement effective upon sixty (60) days prior written notice to the other party, if the other party commits a material breach of this Agreement and fails to cure such breach by the end of such sixty (60) day period; provided, however, that failure to pay amounts due under this Agreement within fifteen (15) days after such payments are due (as set forth in Section 7.4) shall constitute cause for immediate termination of this Agreement, or at Catalent’s discretion, Catalent shall be relieved of any further obligation to perform under this Agreement until all outstanding payments are brought current. In the event that Inspire terminates this Agreement as provided in this Section 15.2(a), Catalent agrees to use commercially reasonable efforts to assist Inspire to promptly transfer, at Inspire’s expense, the manufacture of the Products to any other facility or facilities selected by Inspire in its sole discretion; provided that, if Inspire terminates as provided in this Section 15.2(a) for Catalent’s failure to supply Product, then such transfer shall be at Catalent’s expense.

(b) Bankruptcy. Either party may terminate this Agreement effective upon written notice to the other party, if the other party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

(c) Inspire Termination by Notice. Inspire may terminate this Agreement by delivery of a one (1) year advance written notice delivered at any time following the conclusion of the third Contract Year.

(d) Catalent Termination by Notice. Catalent may terminate this Agreement by delivery of a twenty-four (24) month advance written notice delivered at any time following the conclusion of the third Contract Year.

ARTICLE 16

LIMITATIONS OF LIABILITY

16.1 CATALENT’S LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED API OR OTHER INSPIRE MATERIALS, WHETHER OR NOT SUCH API OR OTHER INSPIRE MATERIALS ARE INCORPORATED INTO FINISHED PRODUCT, SHALL NOT EXCEED [CONFIDENTIAL]

16.2 EXCEPT FOR CATALENT’S LIABILITY FOR [CONFIDENTIAL] (II) THIRD PARTY CLAIMS UNDER SECTION 13.1(A) OR 13.1(B) FOR BODILY HARM OR BODILY INJURY TO ANY PERSON CAUSED BY ANY PRODUCT, OR (III) CATALENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL CATALENT’S AGGREGATE LIABILITY IN ANY CONTRACT YEAR UNDER THIS AGREEMENT EXCEED [CONFIDENTIAL]. FOR PURPOSES OF THIS SECTION, “PAYABLE” SHALL MEAN AMOUNTS INVOICED BY CATALENT BUT NOT PAID BY INSPIRE.

16.3 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL (EXCEPT FOR THOSE INDEMNITY OBLIGATIONS UNDER ARTICLE 13 THAT ARE DETERMINED TO BE CONSEQUENTIAL DAMAGES) DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 17

NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Inspire:	Inspire Pharmaceuticals, Inc.
4222 Emperor Boulevard, Suite 200
Durham, NC 27703-8566
Attn: General Counsel
Facsimile: (919) 941-9797

To Catalent:	Catalent Pharma Solutions, LLC
2200 Lake Shore Drive
Woodstock IL 60098
Attn: Vice President/General Manager
Facsimile: (815) 206-1335

With a copy to:	Catalent Pharma Solutions, LLC
14 Schoolhouse Road
Somerset, NJ 08873
Attn: General Counsel,
Pharmaceutical Technologies and Services
Facsimile: 732-537-6491

ARTICLE 18

MISCELLANEOUS

18.1 Entire Agreement; Amendments. This Agreement, the attachments and any amendments thereto constitute the entire understanding between the parties and supersede any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

18.2 Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement

18.3 Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4 No Waiver; Cumulative Remedies. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

18.5 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6 Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

18.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, except that either party may, without the other party’s consent, assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company related to the subject matter of this Agreement, or in connection with the acquisition of such party pursuant to a merger, consolidation, share exchange or other business combination.

18.8 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

18.9 Alternative Dispute Resolution. If any dispute arises between the parties (“Dispute”), such Dispute shall be presented to the respective presidents or senior executives of Catalent and Inspire for their consideration and resolution. If such parties cannot reach a resolution of the Dispute within thirty (30) days of presentation, then such Dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Arbitration shall be conducted in the jurisdiction of the defendant party. Notwithstanding the foregoing and subject to the remaining provisions of this Agreement, either party may seek injunctive or other equitable relief in a court of competent jurisdiction pending the outcome of any negotiations or mediation conducted hereunder which relate to a breach of obligations set forth in Article 11 or 12.

18.10 Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to its reasonable attorney’s fees and costs incurred in successfully enforcing any obligation of the other party under this Agreement in such proceeding.

18.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

18.12 Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under applicable law or by any governmental agency or by rules of any stock exchange on which shares of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure, which approval shall not unreasonably be withheld.

18.13 Survival. The rights and obligations of the parties shall continue under Section 9.2 (Recordkeeping), Section 9.7 (Recall), Section 10.3(F) (No Debarment), Article 11 (Confidential Information), Article 12 (Intellectual Property), Article 13 (Indemnification), Article 14 (Insurance), Article 16 (Limitations of Liability), Article 17 (Notice), and Article 18 (Miscellaneous), notwithstanding expiration or termination of this Agreement.

18.15 Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers; provided however, that the party seeking relief hereunder shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this section shall use all reasonable endeavors to reinstate its ongoing obligations to the other. If the cause(s) shall continue unabated for ninety (90) days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure. If as a result of such cause(s), Catalent is unable to fully perform its obligations for a period of one hundred and twenty (120) days, Inspire shall have the right to terminate this Agreement upon written notice to Catalent. In the event that Inspire terminates this Agreement as provided in this Section 18.15, Catalent agrees to use commercially reasonable efforts to assist Inspire at Inspire’s expense to transfer promptly the manufacture of the Products to any other facility or facilities selected by Inspire in its sole discretion.

IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

CATALENT PHARMA SOLUTIONS, LLC		INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Richard Schindewolf	By:	/s/ Christy L. Shaffer
Name:	Richard Schindewolf	Name:	Christy L. Shaffer, Ph.D.
Its:	Vice-President & Global GM, BFS Technology	Its:	PRES. & CEO

EXHIBIT A

SPECIFICATIONS

The specifications for the manufacturing and packaging portion of the services shall be as set forth in the Chemistry, Manufacturing and Controls sections of the NDA applicable to the Product and as follows:

Chemistry and Microbiological Specifications

Appearance	[CONFIDENTIAL]
Identification	[CONFIDENTIAL]
Azithromycin Assay	[CONFIDENTIAL]
Chromatographic Purity	[CONFIDENTIAL]

pH	[CONFIDENTIAL]
Osmolality	[CONFIDENTIAL]
Viscosity	[CONFIDENTIAL]
Benzalkonium Chloride	[CONFIDENTIAL]
Particulates by Microscopy	[CONFIDENTIAL]

Sterility	[CONFIDENTIAL]

Packaging & Palletizing/Shipping Specifications

[CONFIDENTIAL]

EXHIBIT B

UNIT PRICING, FEES AND MINIMUM REQUIREMENT

UNIT PRICING
Product	Dosage Form	Initial Unit Price
Azasite™ Ophthalmic solution	2.5mL sterile solution	[CONFIDENTIAL]

MINIMUM REQUIREMENT
Contract Year	Product/Dosage Form	Minimum Requirement
Contract Year 1	Azasite™ /2.5mL sterile solution	[CONFIDENTIAL]
Contract Year 2	Azasite™ /2.5mL sterile solution	[CONFIDENTIAL]
Contract Year 3	Azasite™ /2.5mL sterile solution	[CONFIDENTIAL]
Contract Year 4	Azasite™ /2.5mL sterile solution	[CONFIDENTIAL]

[CONFIDENTIAL]